Exhibit 10.1

Dated                                                                                    2014

(1)            VICTORY ELECTRONIC CIGARETTES CORPORATION

LOAN NOTE INSTRUMENT CONSTITUTING UP TO US$11,000,000 SECURED LOAN NOTES 2014

Mishcon de Reya Summit House 12 Red Lion Square London WC1R 4QD Tel: 020 7440 7000 Fax: 020 7404 5982 Ref: KEM/LJ/43296.1 E-mail: kevin.mccarthy@mishcon.com

TABLE OF CONTENTS

No.	Heading	Page

1	definitions and interpretation	3
2	Amount of notes	5
3	Description of notes	5
4	Status of notes	5
5	Repayment of notes	6
6	Interest on notes	6
7	Certificates	6
8	Register	6
9	Obligations of the Company	7
10	warranties	7
11	events of Default	7
12	Acceleration	8
13	security	8
14	set-off	8
15	Meetings of noteholders	8
16	Enforcement	8
17	Modification	9
18	Governing law and jurisdiction	9
Schedule 1 - Form of note		10
Schedule 2 - The Conditions		11
Schedule 3 - Provisions as to registration, transfer and other matters		13
Schedule 4 - Provisions for meetings of the noteholders		16

THIS DEED is dated                                                                                     2014

PARTIES

(1)
VICTORY ELECTRONIC CIGARETTES CORPORATION a company registered in the State of Nevada, USA under number C13461-2004 whose registered office is at 11335 Apple Drive, Spring Lake, Michigan 49448, USA (the Company).

BACKGROUND

(A)
The Company has, by resolution of its board of directors passed on          2014, resolved to create up to a maximum nominal amount of US$11,000,000 secured loan notes 2014, to be constituted in the manner set out below.

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this instrument.

Asset Sale means the disposal by the Company of all or substantially all of its assets;

Business Day means any day, other than a Saturday or Sunday or English bank holiday;

Change of Control means the acquisition (by any means) by a purchaser of any interest in any share capital if, upon completion of that acquisition that purchaser (together with any person connected with or acting in concert with that purchaser) would be entitled to exercise more than fifty per cent (50%) of the total voting rights normally exercisable at any meeting of the shareholders of the Company;

Conditions means the conditions set out in Schedule 2 as from time to time amended and Condition shall be construed accordingly;

Debenture means the debenture to be entered into on the date of this instrument between MHL and the Security Trustee, pursuant to which inter alia MHL will grant a charge over its assets and undertaking in favour of the Security Trustee as security for its obligations under the Guarantee;

Directors means the board of directors of the Company from time to time;

Event of Default means any of those events specified in clause 11;

Exchange Rate shall have the meaning as set out in the Share Purchase Agreement;

Guarantee means the guarantee to be entered into on the date of this instrument by MHL in favour of the Noteholders pursuant to which inter alia MHL guarantees the payment obligations in respect of the Notes;

Initial Registered Offering means the raising of not less than $40,000,000 in an underwritten public offering pursuant to an effective registration statement filed with the US Securities and Exchange Commission on Form S - 1 or other registration form that the Company is eligible to use;

Interest Start Date means the date falling 120 days after the date of this instrument;

ITEPA means the Income Tax (Earnings & Pensions) Act 2003;

Listing means the first day of trading of the Company’s common stock on any of the following exchanges on which the common stock is listed for trading: the NYSE Market, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market, the New York Stock Exchange or any successors of the foregoing;

MHL means Must Have Limited, a company registered in England and Wales with number 05101019 whose registered office is at Unit 14, Dale Street Industrial Estate, Radcliffe, Manchester M26 1AD;

Noteholder means each person from time to time entered in the Register as a holder of any Notes;

Noteholders' Notes means the Notes issued to any of the Noteholders pursuant to the Share Purchase Agreement, such Notes apportioned between the Noteholders in the proportions set out opposite their respective names in Schedule 1 to the Share Purchase Agreement;

Notes means up to US$11,000,000 secured loan notes 2014 constituted by this instrument or, as the case may be, the amount of such loan notes for the time being issued and outstanding;

Realisation means a Share Sale or an Asset Sale;

Register means the register of Noteholders (provisions relating to which are set out in clause 8);

Repayment Date means the earlier of:

(i)          the date falling 175 days after the date of this instrument;

(ii)          the date of the Listing; and

(iii)          the date of the Initial Registered Offering;

Security Trustee means                                                             ;

Share Purchase Agreement means the share purchase agreement to be entered into on the date of this instrument between the Company and the Noteholders, pursuant to which inter alia the Company shall acquire the entire issued share capital of MHL from the Noteholders; and

Shares mean shares of common stock, par value US$0.001 each in the capital of the Company;

Share Sale means the transfer of any interest in any non-assessable shares of common stock in the capital of the Company (whether by one transaction or a series of transactions) which results in a Change of Control;

Special Resolution means a resolution passed at a meeting of the Noteholders duly convened and held in accordance with the provisions of this instrument and carried by a majority consisting of not less than 75% of the persons voting at such meeting upon a show of hands or, if a poll is demanded, a majority consisting of not less than 75% of the votes given on such poll.

1.2	Any reference in this instrument to:

1.2.1	indebtedness shall be construed as a reference to any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

1.2.2
this instrument or to any other instrument, agreement or document shall, unless the context otherwise requires, be construed as reference to this instrument or such other instrument, agreement or document as the same may from time to time be amended, varied, supplemented or novated, in each case, in accordance with its terms;

1.2.3
a month shall be construed as a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month;

1.2.4
a person shall be construed as a reference to any individual, firm, company or other body corporate, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) and, respectively, wherever incorporated or established;

1.2.5	repayment includes redemption and vice versa and the words repay, redeem, repayable, redeemed and repaid shall be construed accordingly;

1.2.6
tax shall be construed so as to include any present and future tax, levy, impost, deduction, withholding, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and

1.2.7	US$ denotes the lawful currency of the United States of America.

1.3
References to any statute or statutory provision shall include references to such statute or statutory provision as in force at the date of this instrument and as subsequently re-enacted or consolidated and shall include references to any statute or statutory provision of which it is a re-enactment or consolidation.

1.4
In construing this instrument, general words followed by the word including shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.5
All the provisions of this instrument are severable and distinct from one another and the illegality, invalidity or unenforceability of any provision of this instrument under the law of any jurisdiction shall not affect its validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

1.6	References to the Notes include references to all and/or any of the Notes.

1.7
The headings in this instrument are inserted for convenience only and shall not affect construction or interpretation and references to a clause, schedule, condition or paragraph are (unless otherwise stated) to a clause or schedule in this instrument and to a condition or a paragraph of the relevant schedule, respectively.

2.	AMOUNT OF NOTES

The aggregate principal amount of the Notes is limited to US$11,000,000.

3.	DESCRIPTION OF NOTES

The Notes shall be known as secured loan notes 2014 and shall be issued in integral multiples of US$1.00 by the Company.

4.	STATUS OF NOTES

The Notes when issued shall rank pari passu equally and rateably without discrimination or preference among themselves and as a secured obligation of the Company.

5.	REPAYMENT OF NOTES

5.1
Subject to the provisions of clauses 5.4 and 5.5 below, when the Notes become payable in accordance with the provisions of this instrument, the Company shall pay to the Noteholders the full principal amount of the Notes to be repaid together with any accrued interest on such Notes (less any tax which the Company is required by law to deduct or withhold from such payment) up to and including the date of payment.

5.2	All payments under this instrument, whether of principal, interest or otherwise, shall be made by the Company to the Noteholders entitled to such payments as provided in paragraph 8 of Schedule 3.

5.3
Where any payment to a Noteholder, whether of principal, interest or otherwise, is due in accordance with the terms of this instrument on a day which is not a Business Day, payment shall take place on the next succeeding Business Day.

5.4
Where the Exchange Rate on the due date for payment of any amount under this instrument is greater than £1 : $1.68, the amount which the Company is obliged to pay shall be increased so that the amount paid is equal to such amount as would have been payable if the Exchange Rate on the due date for payment were £1 : $1.68.

5.5
Where the Exchange Rate on the due date for payment of any amount under this instrument is less than £1 : $1.64 the amount which the Company is obliged to pay shall be reduced so that the amount paid is equal to such amount as would have been payable if the Exchange Rate on the due date for payment were £1 : $1.64.

6.	INTEREST ON NOTES

Interest (if any) shall accrue and be paid on the principal amount of the Notes which are outstanding at the rate and in the manner set out in the Conditions.

7.	CERTIFICATES

7.1	Each certificate for Notes shall:

7.1.1	bear a denoting number;

7.1.2	be issued to a Noteholder as a deed, substantially in the form set out in Schedule 1; and

7.1.3	have the Conditions endorsed on it or annexed to it.

7.2	Each Noteholder shall be entitled to receive without charge one certificate for the Notes registered in his/her name.

7.3
The Company shall not be bound to register more than four persons as the joint holders of any Notes and, in the case of Notes held jointly by several persons, the Company shall not be bound to issue more than one certificate. Delivery of a certificate to the person who is first named in the Register as Noteholder shall be sufficient delivery to all joint holders of the Notes in respect of which such certificate has been delivered.

7.4
When a Noteholder transfers (subject to paragraph 2.1 of Schedule 3) or redeems part only of his Notes, the old certificate shall be cancelled and a new certificate for the balance of such Notes shall be issued without charge.

8.	REGISTER

8.1
The Company shall, at all times, keep a Register at its registered office (or at such other place as the Company may from time to time have appointed for the purpose and have notified to the Noteholders).

8.2	The Register shall contain the following details:

8.2.1	the names, postal address and e-mail address of the Noteholders for the time being;

8.2.2	the principal amount of the Notes held by each Noteholder;

8.2.3	the date at which the name of each Noteholder is entered in respect of the Notes registered in his name;

8.2.4	the date of issue of each Note; and

8.2.5	all permitted transfers and changes of ownership of the Notes.

8.3	Any change of name or address by any Noteholder which is notified to the Company at its registered office address above shall be entered in the Register.

8.4	Any Noteholder may at all reasonable times during office hours and on reasonable notice inspect, and take copies of, the Register.

9.	OBLIGATIONS OF THE COMPANY

The Company agrees with each Noteholder to comply with its obligations under this instrument (including the Schedules).

10.	WARRANTIES

10.1
The Company warrants to each of the Noteholders (which warranties shall be deemed to be repeated on each day that the Company remains under any liability (actual or contingent) to the Noteholders (or any of them) under this instrument or the Notes) that:

10.1.1
it has full power and authority and has taken all action necessary, including obtaining all necessary approvals or consents, to enable it to enter into this instrument, to issue the Notes and to exercise its rights and perform its obligations under this instrument and the Notes;

10.1.2	this instrument and the Notes constitute valid, legal and binding obligations of the Company in accordance with the terms of this instrument and the Notes;

10.1.3
neither the execution and delivery of, nor the exercise of its rights or performance of its obligations under, this instrument or the Notes will conflict with or constitute or result in a breach of or default under or require the consent of a person under:

(a)	any provision of the articles of association of the Company (or any other constitutional documents of the Company);

(b)	any governmental, public or contractual obligation which is binding upon the Company;

(c)	any court order, judgment, decree, award or injunction which is binding upon the Company or by which any of the Company's assets are bound or subject; or

(d)	an agreement, arrangement or obligation to which the Company is a party or by which it is bound or a legal, regulatory or administrative requirement in relation to the Company in any jurisdiction.

11.	EVENTS OF DEFAULT

11.1	The following are Events of Default:

11.1.1
if, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (each, a Bankruptcy Law), the Company shall: (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; or (iv) make an assignment for the benefit of its creditors;

11.1.2
if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official of the Company or substantially all of the properties of the Company; or (iii) orders the liquidation of the Company, and in each case the order or decree is not dismissed within sixty (60) days;

11.1.3	if the Company fails to pay any interest due on the Notes (under Condition 4 of Schedule 2) in three consecutive months;

11.1.4	if the Company fails to redeem any of the Notes on the due date for redemption of those Notes under this instrument;

11.1.5	the liquidation, dissolution or winding up of the Company; and

11.1.6
if the Initial Registration Statement (as defined in the Share Purchase Agreement) shall not have been declared effective by the US Securities and Exchange Commission on or prior to the 175th calendar day after the date of the Share Purchase Agreement.

11.2	Upon becoming aware of the occurrence of any of the events mentioned in clause 11.1 above the Company shall promptly give notice thereof to each Noteholder.

12.	ACCELERATION

If, at any time and for any reason, any Event of Default or a Realisation has occurred, the principal amount of all Notes, all unpaid accrued interest (if any) and any other sum then payable on such Notes shall become due and payable immediately. If the Noteholders give such a direction under this clause, then the principal amount of all Notes, all unpaid accrued interest and any other sum then payable on such Notes (in each case less any applicable taxes) shall be immediately due and payable by the Company and the Company shall immediately pay or repay such amounts to the Noteholders.

13.	SECURITY

The Company's payment obligations in respect of the Notes are secured by the Guarantee and the Debenture.

14.	SET-OFF

Payments of principal and interest under this instrument shall be paid by the Company to the Noteholders without any deduction or withholding (whether in respect of any set-off, counterclaim, duties, taxes or otherwise whatsoever) unless the deduction or withholding is required by law or is made pursuant to the terms of the Share Purchase Agreement.

15.	MEETINGS OF NOTEHOLDERS

The provisions for meetings of the Noteholders set out in Schedule 4 shall be deemed to be incorporated in this instrument and shall be binding on the Company and the Noteholders and on all persons claiming through or under them respectively.

16.	ENFORCEMENT

16.1
From and after the date of this instrument and so long as any amount is payable by the Company in respect of the Notes, the Company undertakes that it shall duly perform and observe the obligations on its part contained in this instrument and the Noteholders shall duly perform and observe the obligations on their part contained in this instrument.

16.2
The Notes shall be held subject to and with the benefit of the provisions of this instrument, the Conditions and the schedules (all of which shall be deemed to be incorporated in this instrument). All such provisions shall be binding on the Company and the Noteholders and all persons claiming through or under them respectively, and (as applicable) shall enure for the benefit of all Noteholders.

16.3
Each Noteholder shall be entitled to sue for the performance and observance of the provisions of this instrument so far as his holding of Notes is concerned. No other person shall have any right to enforce any term or condition of this instrument under the Contracts (Rights of Third Parties) Act 1999.

17.	MODIFICATION

The provisions of this instrument and the Conditions and the rights of the Noteholders may from time to time be modified, amended, abrogated or compromised in any respect (including in any manner set out in paragraph 16.1 of Schedule 4) with the sanction of a Special Resolution and with the consent of the Company.

18.	GOVERNING LAW AND JURISDICTION

18.1
This instrument and the Notes and any dispute or claim arising out of or in connection with any of them or their subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the law of England and Wales.

18.2
The courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this instrument or any Note or their subject matter or formation (including non-contractual disputes or claims).

The Company intends this instrument to be entered into as a Deed Poll of the Company and accordingly executes and delivers it as such on the day and year first above written.

SCHEDULE 1- FORM OF NOTE

Certificate No.	[NUMBER]
Date of Issue	[DATE]
Amount	US$[AMOUNT]
VICTORY ELECTRONIC CIGARETTES CORPORATION US$11,000,000 SECURED LOAN NOTES 2014

Created and issued pursuant to a resolution of the board of directors of the Company passed on [DATE] 2014.

THIS IS TO CERTIFY THAT [NAME OF NOTEHOLDER] is the registered holder of US$[AMOUNT] of the US$11,000,000 secured loan notes 2014 constituted by an instrument entered into by the Company on [DATE] 2014 (the Instrument). Such Notes are issued with the benefit of and subject to the provisions contained in the Instrument and the Conditions endorsed on or annexed to this Certificate.

1.	Words and expressions defined in the Instrument shall bear the same meaning in this Certificate and in the Conditions endorsed on or annexed to this Certificate.

2.	The Notes are repayable in accordance with Condition 1.

3.	This Certificate must be surrendered before any permitted transfer, whether of the whole or any part of the Notes comprised in it, can be registered or any new certificate issued in exchange.

4.	Any change of address of the Noteholder(s) must be notified in writing signed by the Noteholder(s) to the Company at its registered office from time to time.

5.
The Notes are not transferable, other than in accordance with the Conditions or except with the prior written consent of the Company. If a transfer is permitted, the Notes to be transferred are transferable in amounts and in integral multiples of US$1.00 in accordance with the terms of the Conditions and the Instrument.

6.
The Notes and any dispute or claim arising out of or in connection with any of them or their subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the law of England and Wales and the English courts shall have non-exclusive jurisdiction to settle any such dispute or claim (including non-contractual disputes or claims).

7.	This Certificate has been executed as a deed and is delivered and takes effect on its date of issue stated at the beginning of it.

Executed as a deed by VICTORY ELECTRONIC CIGARETTES CORPORATION acting by [NAME OF FIRST DIRECTOR], a [director], in the presence of:

...........................................................
[SIGNATURE OF DIRECTOR]

..........................................................
[SIGNATURE OF WITNESS]
[NAME AND ADDRESS]

SCHEDULE 2 - THE CONDITIONS

1.	Repayment

On the Repayment Date, the Company shall, subject to the provisions of clauses 5.4 and 5.5 of this instrument, redeem in full the principal amount of the Notes issued on the date of this instrument. Any redemption of the Notes under this Condition shall be in cash and shall be made pro rata to the holdings of all Noteholders, together with any accrued and unpaid interest (less any tax required by law to be deducted or withheld from such payment) on the relevant Notes up to (and including) the date of such repayment by the Company.

2.	Voluntary early repayment

2.1	The Company may at any time, by giving the Noteholders not less than one month's written notice, repay the principal amount of all or a portion of the Notes on the date specified in such notice.

2.2
The Company shall also pay to the Noteholders all unpaid interest (if any) accrued on the Notes to be redeemed up to and including the date of such redemption (less any taxes required by law to be deducted or withheld from such payment).

2.3	Any payment made under the provisions of Condition 2.1 above shall be treated as reducing the principal amount of the Notes outstanding.

2.4	Any redemption of the Notes under the provisions of Condition 2.1 above shall be made pro rata to the holdings of all Noteholders.

3.	Cancellation

All Notes redeemed, repaid, prepaid or purchased by the Company shall be cancelled and the Company shall not re-issue the same.

4.	Payment of interest

4.1
For the period from the date of this instrument to and including the Interest Start Date, there shall be no interest accruing or payable on the principal amount of the Notes outstanding from time to time. For the avoidance of doubt, if a Listing shall occur on or before the Interest Start Date then no interest whatsoever will be payable on the Notes.

4.2
For the period from (but not including) the Interest Start Date to and including the Repayment Date, interest on the principal amount of the Notes outstanding from time to time shall accrue at the rate of 10% per annum.

4.3
The Company shall pay interest accrued pursuant to Condition 4.2 above monthly in arrears in cash, with the first interest payment to be made on the last day of the month in which the Interest Start Date falls, the second interest payment to be made on the last day of the next month and so on (each payment date being an Interest Payment Date). Interest will be paid to the persons who were registered as Noteholders at 10 a.m. (London time) on the relevant Interest Payment Date.

4.4	Interest shall be calculated on the basis of the actual number of days elapsed in the relevant period and a 365 day year.

4.5
If the Company fails to pay any amount of interest or principal on any Note when such amount is due, interest at the rate of 10% per annum shall accrue on the unpaid amount from the due date until the date of payment.

4.6	Interest on any Notes (whether on principal and/or on interest) repaid by the Company in accordance with these Conditions shall cease to accrue as from the date of such repayment.

4.7	The provisions of clauses 5.4 and 5.5 of this instrument shall apply in respect of any amount of Interest payable under the terms of this Condition 4.

5.	Dealings

The Notes shall not be capable of being dealt in or on any stock exchange in the United Kingdom or elsewhere and no application has been or shall be made to any stock exchange for permission to deal in or for an official or other quotation for the Notes.

6.	Notices

Any Noteholder described in the Register as being at an address outside the United Kingdom but who shall from time to time give to the Company an address within the United Kingdom at which any notice may be served upon him shall be entitled to have notice served on him at such address. Save as otherwise provided in this Condition 6, no Noteholder other than a Noteholder described in the Register as being at an address within the United Kingdom shall be entitled to receive any notice.

7.	Tax

7.1
Each Noteholder undertakes that he or she shall enter into an election with his or her employing company pursuant to section 431(1) of ITEPA in the form prescribed by the HM Revenue and Customs (HMRC) to elect to pay income tax (if any) computed by reference to the unrestricted market value of the Noteholders' Notes acquired (the Election). The Election shall be made on completion of the subscription or acquisition of such Noteholders' Notes.

7.2	Each Noteholder shall provide to the Company such information as it shall require for the purposes of fulfilling its obligations as a responsible person within the meaning of Section 421 L of ITEPA.

7.3
In any case where the Company is obliged to account for employee taxation (being any charge to United Kingdom income tax or National Insurance (other than secondary National Insurance Contributions) which is the liability of a Noteholder) (Employee Taxation) as a result of or in respect of:

7.3.1	the subscription for or acquisition of Noteholders' Notes;

7.3.2	the entering into of the Election; or

7.3.3
any action, event or thing done by the Noteholders following the subscription or acquisition of Noteholders' Notes in the Company which gives rise to a liability under ITEPA in relation to the Noteholders’ Notes, the Company may recover the Employee Taxation from the Noteholder in question, and the Noteholder in question shall from time to time covenant to pay to the Company an amount equal to any such Employee Taxation, in such manner as the Company shall think fit (acting reasonably) and each such Noteholder agrees that the Company may recover the Employee Taxation via deductions from salary or other employment income for the relevant period or subsequent periods under PAYE and to the extent that such deductions are insufficient to cover the Employee Taxation, the relevant Noteholder shall pay to the Company the balance promptly on demand.

7.4	The Company shall or shall procure that MHL shall;

7.4.1
liaise with the Noteholders in the preparation and filing of any reporting requirements that MHL may have to a Tax Authority (as defined in Schedule 7 of the Share Purchase Agreement) in relation to the Noteholders’ shares in MHL, the Noteholders’ Notes, or Shares held by the Noteholders, with all parties acting reasonably; and

7.4.2
provide copies of any such documents that are to be filed with a Tax Authority to the Noteholders within a reasonable time period prior to the date of submission of such documents and shall incorporate any reasonable comments of the Noteholders in to such documents.

8.	Assignment/Transfer

Save as provided in paragraph 2.1 of Schedule 3, the Noteholders may not assign, transfer, charge or deal with the Notes or all or any part of the benefit of, or the rights and benefits of the Noteholders under, the Notes, except with the prior written consent of the Company.

SCHEDULE 3 - PROVISIONS AS TO REGISTRATION, TRANSFER AND OTHER MATTERS

1.	Recognition of Noteholder as absolute owner

The Company shall recognise as absolute owner the registered holder of any Notes. The Company shall not (except as ordered by a court of competent jurisdiction) be bound to take notice or see to the execution of any trust (whether express, implied or constructive) to which any Notes may be subject.  The receipt of the registered holder for the time being of any Notes or, in the case of joint registered holders, the receipt of any of them, for the principal payable in respect of such Notes and for the interest from time to time accruing due in respect of such Notes or for any other moneys payable in respect of such Notes shall be a good discharge to the Company notwithstanding any notice it may have (whether express or otherwise) of the right, title, interest or claim of any other person to or in such Notes, interest or moneys. The Company shall not be bound to enter any notice of any express, implied or constructive trust on the Register in respect of any Notes.

2.	Transferability of notes

2.1	The Notes are not transferable other than to a spouse of the relevant Noteholder or except with the prior written consent of the Company.

2.2
Subject to paragraph 2.1 above, the Notes are transferable by instrument in writing in the usual common form (or in such other form as the Directors of the Company may approve) in amounts and multiples of US$1.00. There shall not be included in any such instrument of transfer any Notes other than the Notes constituted by this instrument.

3.	Execution of transfers

Subject to paragraph 2.1 above, every instrument of transfer shall be duly signed by or on behalf of the transferor and the transferor shall be deemed to remain the owner of the Notes to be transferred until the transferee's name is entered in the Register in respect of such Notes.

4.	Registration of transfers

Subject to paragraph 2.1 above, every instrument of transfer shall be left for registration at the address where the Register is maintained for the time being (as referred to in clause 8.1 of this instrument) accompanied by the Certificate(s) for the Notes to be transferred, together with such other evidence as the Directors or other officers of the Company authorised to deal with the transfers may require to prove the title of the transferor or his/her right to transfer the Notes and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person to do so. All instruments of transfer which are registered shall be retained by the Company. No transfer shall be registered in respect of Notes to which a notice of repayment has been given under Condition 2 (Voluntary early repayment).

5.	No fees for registration of transfers

No fee shall be charged for the registration of any transfer or for the registration of any confirmation, probate, letters of administration, certificate of marriage or death, power of attorney or other document relating to or affecting the title to any Notes or for making any entry in the Register relating to or affecting the title to any Notes.

6.	Recognition of personal representatives

The executors or administrators of a deceased Noteholder (not being one of several joint registered holders) and, in the case of the death of one or more of several joint registered holders, the survivor or survivors of such joint registered holders, shall be the only person or persons recognised by the Company as having any title to such Notes.

7.	Transmission of notes

Any person who becomes entitled to any of the Notes as a result of the death or bankruptcy of any Noteholder, or of any other event giving rise to the transmission of such Notes by operation of law may, upon producing such evidence that he sustains the character in respect of which he proposes to act under this Condition or of his title as the Directors shall think sufficient, be registered himself as the holder of such Notes or, subject to the preceding Conditions as to transfer, may (subject to obtaining the prior written consent of the Company) transfer such Notes to a third party.  The Company may retain any payments paid upon any such Notes which any person under this provision is entitled to, until such person is registered as the holder of such Notes or has duly transferred the Notes in accordance with this provision.

8.	Payment of interest and principal

8.1	The payments of principal, interest or other sums payable in respect of the Notes may be paid by:

8.1.1	electronic transfer in immediately available cleared funds on the due date for payment, to the account specified for the purpose by the Noteholder or joint Noteholders in writing to the Company; or

8.1.2
in the absence of such notification, by cheque, warrant or bankers' draft made payable to and sent to the registered address of the Noteholder or in the case of joint registered holders, made payable to the order of and sent to the registered address of that one of the joint registered holders who is first named on the Register or made payable to such person and sent to such address as the registered holder or all the joint registered holders may in writing direct.

8.2
Every such cheque, warrant or bankers' draft shall be sent on the due date for payment and may be sent through the post at the risk of the registered Noteholder or joint registered holders. Payment of the cheque, warrant or bankers' draft shall be a good discharge to the Company.

8.3
All payments of principal, interest or other moneys to be made by the Company shall be made after any deductions or withholdings for or on account of any present or future taxes required to be deducted or withheld from such payments.

9.	Receipt of joint holders

If several persons are entered in the Register as joint registered holders of any Notes then without prejudice to the provisions of paragraph 8 the receipt by any one of such persons of any interest or principal or other moneys payable in respect of such Notes shall be as effective a discharge to the Company as if the person receiving such moneys were the sole registered holder of such Notes.

10.	Replacement of certificates

If the Certificate for any Notes is lost, defaced or destroyed it may be renewed on such terms (if any) as to evidence and indemnity as the Directors may require. In the case of defacement the defaced Certificate shall be surrendered before the new Certificate is issued.

11.	Notice

11.1	Any notice, document or other communication given or made in connection with this instrument must be in writing and in English.

11.2
Any notice, document or other communication given or made in connection with this agreement must be served by delivering it personally or sending it by pre-paid recorded or special delivery (or pre-paid international recorded airmail if being sent to or from a place outside the United Kingdom) or e-mail to the address and for the attention of the relevant party set out in paragraph 11.3, with a copy being sent in each case by e-mail to those relevant persons set out in paragraph 11.3.  Provided that it has been correctly addressed as set out in paragraph 11.3, the notice or communication will (in the absence of earlier receipt) be deemed to have been received:

11.2.1	if delivered personally, at the time of delivery;

11.2.2
in the case of pre-paid recorded or special delivery, two Business Days after the date of posting or in the case of pre-paid international recorded airmail five Business Days after the date of posting;

11.2.3	in the case of e-mail, on completion of transmission.

Provided that if receipt would under this clause be deemed to occur outside 9.30 a.m. to 5.30 p.m. (London time) on a Business Day (Working Hours) the notice or communication will instead be deemed to have been received at the start of the next period of Working Hours.

11.3	The addresses for service of the parties are:

Company:

For the attention of: Brent David Willis

Address: 11335 Apple Drive, Spring Lake, Michigan 49448, USA

E-mail address: brent@victoryecigs.com

with a copy by e-mail to ded@robinsonbrog.com  and to kevin.mccarthy@mishcon.com

Noteholders:

To their respective registered postal address or email address or any other address (postal or e-mail) as may be notified by at least five Business Days notice in writing from time to time by the relevant party to the other parties in accordance with this paragraph 11.

For the avoidance of doubt, notice given under this instrument will not be validly given if sent by electronic means or in electronic form (each as defined in section 1168 of the Companies Act 2006), except that it may be validly given if sent by e-mail.

In the case of joint registered holders of any Notes a notice given to the Noteholder whose name stands first in the Register in respect of such Notes shall be sufficient notice to all joint holders.

SCHEDULE 4  - PROVISIONS FOR MEETINGS OF THE NOTEHOLDERS

1.	Calling of meetings

The Company may at any time and shall upon the request in writing signed by any registered holder of the Notes for the time being outstanding convene a meeting of the Noteholders to be held at such place as the Company shall determine.

2.	Notice of meetings

At least 14 clear days' notice specifying the place, day and hour of the meeting shall be given to the Noteholders of any meeting of Noteholders in the manner provided in Schedule 3. Any such notice shall specify the general nature of the business to be transacted at the meeting thereby convened but, except in the case of a resolution to be proposed as a Special Resolution, it shall not be necessary to specify the terms of any resolutions to be proposed. The omission to give notice to any Noteholder shall invalidate any resolution passed at any such meeting.

3.	Chairman of meetings

A person nominated by the Company (not needing to be a Noteholder) shall be entitled to take the chair at any such meeting and if no such nomination is made, or if at any meeting the person nominated shall not be present within 15 minutes after the time appointed for holding the meeting, the Noteholders present shall choose one of their number to be Chairman. The Directors and the Secretary and legal advisers of the Company and any other person authorised in that behalf by the Directors may attend at any such meeting.

4.	Quorum at meetings

At any such meeting convened for any purpose, a person or persons holding or representing by proxy 75% in nominal value of the Notes for the time being outstanding shall form a quorum for the transaction of business. No business (other than the choosing of a Chairman) shall be transacted at any meeting unless the requisite quorum is present at the commencement of the meeting.

5.	Absence of quorum

If within 30 minutes from the time appointed for any meeting of the Noteholders a quorum is not present the meeting shall, if convened upon the requisition of the Noteholders, be dissolved. In any other case it shall stand adjourned to such day and time (being not less than 14 days and not more than 22 days thereafter) and to such place as may be appointed by the Chairman and at such adjourned meeting two Noteholders present in person or by proxy and entitled to vote, whatever the principal amount of the Notes held by them, shall form a quorum.

6.	Adjournment of meetings

The Chairman may with the consent of (and shall if directed by) any such meeting adjourn the same from time to time and from place to place. No business shall be transacted at any adjourned meeting other than business which might lawfully have been transacted at the meeting from which the adjournment took place.

7.	Notice of adjourned meetings

Notice of any adjourned meeting at which a Special Resolution is to be submitted shall be given in the manner provided for in this instrument. Such notice shall state that two Noteholders present in person or by proxy and entitled to vote at the adjourned meeting whatever the principal amount of the Notes held by them shall form a quorum.

8.	Resolution on show of hands

Every question submitted to a meeting of Noteholders shall be decided in the first instance by a show of hands. In case of an equality of votes the Chairman shall not have a casting vote.

9.	Demand for poll

At any meeting of Noteholders, unless (before or on the declaration of the result of the show of hands) a poll is demanded by the Chairman or by one or more Noteholders present in person or by proxy, a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by any particular majority shall be conclusive evidence of the fact.

10.	Manner of taking poll

If at any such meeting a poll is so demanded it shall be taken in such manner as the Chairman may direct. The result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn.

11.	Time for taking poll

Any poll demanded at any such meeting shall be taken at the meeting without adjournment. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded.

12.	Persons entitled to vote

The registered holders of any of the Notes or, in the case of joint holders, any one of them shall be entitled to vote in respect thereof either in person or by proxy and in the latter case as if such joint holder were solely entitled to such Notes.  If more than one of such joint holders be present at any meeting either personally or by proxy the vote of the senior who tenders a vote (seniority being determined by the order in which the joint holders are named in the Register) shall be accepted to the exclusion of the votes of the other joint holders.

13.	Instrument appointing proxy

Every instrument appointing a proxy shall be in writing, signed by the appointor or his attorney or, in the case of a corporation, under its common seal, or signed by its attorney or a duly authorised officer and shall be in such form as the Directors may approve. Such instrument of proxy shall, unless the contrary is stated thereon, be valid both for an adjournment of the meeting and for the meeting to which it relates and need not be witnessed. A person appointed to act as a proxy need not be a Noteholder.

14.	Deposit of instrument appointing proxy

The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed or a notarially certified or office copy of such power or authority shall be deposited with the Company at the address where the Register is maintained for the time being (as referred to in clause 8.1 of this instrument) or at such other place as may be specified in the notice convening the meeting before the time appointed for holding the meeting or adjourned meeting or the taking of a poll at which the person named in such instrument proposes to vote and in default the instrument of proxy shall not be treated as valid. A vote given in accordance with the terms of an instrument appointing a proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the instrument of proxy or of the authority under which the instrument of proxy is given or transfer of the Notes in respect of which it is given unless previous intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at the address where the Register is maintained for the time being (as referred to in clause 8.1 of this instrument). No instrument appointing a proxy shall be valid after the expiration of 12 months from the date named in it as the date of its execution.

15.	Votes

On a show of hands every Noteholder who (being an individual) is present in person or by proxy or (being a corporation) is present by a representative (not being himself a Noteholder) or by proxy shall have one vote (provided that a proxy appointed by more than one member should only have one vote or, where the proxy has been instructed by one or more of those members to vote for the resolution and by one or more other of those members to vote against it, such proxy shall have one vote for and one vote against the resolution). On a poll every Noteholder shall have one vote for every US$1.00 in nominal amount of the Notes of which he is the holder. A Noteholder (or a proxy or representative of a Noteholder) entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

16.	Power of meetings of Noteholders

16.1	In addition to any other powers it may have, a meeting of the Noteholders may, by Special Resolution:

16.1.1	sanction any abrogation, modification or compromise or any arrangement in respect of the rights of the Noteholders against the Company arising under this instrument;

16.1.2
sanction any scheme or proposal for the sale or exchange of the Notes for, or the conversion of the Notes into, cash or shares, stock, debentures, debenture stock or other obligations or securities of the Company or any other company formed or to be formed, and for the appointment of a person with power on behalf of the Noteholders to execute an instrument of transfer of the Notes held by them in favour of the person to or with whom the Notes are to be sold or exchanged (as the case may be);

16.1.3
assent to any modification or abrogation of the provisions contained in this instrument which shall be proposed by the Company and authorise the Company to execute an instrument supplemental to the instrument embodying any such modification or abrogation; and

16.1.4	give any authority or sanction which under the provisions of this instrument is required to be given by Special Resolution.

16.2
No resolution shall be effective which would increase any obligation of the Company under this instrument or postpone the due date for payment of any principal or interest in respect of any Note without the prior written consent of the Company.

17.	Special resolution binding on all Noteholders

A Special Resolution, passed at a meeting of Noteholders duly convened and held in accordance with the provisions of this schedule, shall be binding on all the Noteholders whether or not present at such meeting and each of the Noteholders shall be bound to give effect to such Special Resolution accordingly. The passing of any such resolution shall be conclusive evidence that the circumstances justify the passing of such Special Resolution.

18.	Resolutions in writing

A resolution in writing signed by the holders of all of the Notes for the time being outstanding who are for the time being entitled to receive notice of meetings in accordance with the provisions contained in this instrument shall for all purposes be as valid and effectual as a Special Resolution.  Such resolution in writing may be contained in one document or in several documents in like form each signed by one or more of the Noteholders.

19.	Minutes of meetings

Minutes of all resolutions and proceedings at every such meeting of the Noteholders shall be made and duly entered in books to be from time to time provided for that purpose by the Company. Any minutes which purport to be signed by the Chairman of the meeting at which such resolutions were passed or proceedings held or by the Chairman of the next succeeding meeting of the Noteholders shall be conclusive evidence of the matters contained in such minutes. Unless the contrary is proved, every such meeting in respect of the proceedings of which minutes have been made shall be deemed to have been duly convened and held and all resolutions passed at such meetings to have been duly passed.

EXECUTED as a deed poll by VICTORY ELECTRONIC CIGARETTES CORPORATION acting by a director, in the presence of:	Signature Director
Print name
Witness signature
Name (in BLOCK CAPITALS)
Address